Vertex Energy, Inc 8-K

Exhibit 3.1

FIRST AMENDMENT TO VERTEX REFINING Myrtle Grove LLC
LIMITED LIABILITY COMPANY AGREEMENT

This FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Vertex Refining Myrtle Grove LLC (the “Company”), dated as of July 1, 2021 (the “Effective Date”), is hereby entered into by and among the undersigned Members.

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the filing of a Certificate of Formation on February 20, 2019, pursuant to the provisions of the Delaware Act;

WHEREAS, the Members entered into that certain Vertex Refining Myrtle Grove LLC Limited Liability Company Agreement on July 24, 2019 (the “Operating Agreement”); and

WHEREAS, the Members wish to amend the Operating Agreement to create the obligation on the part of Vertex Energy Operating LLC to fund the Company’s working capital requirements from and after the Effective Date (the “Advances”);

WHEREAS, the Members wish to address the characterization of the Advances as debt or equity and the associated terms of each; and

WHEREAS, capitalized terms used but not otherwise defined herein will have the meanings ascribed to such terms in the Operating Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Working Capital Requirements.

Notwithstanding any other provision of the Operating Agreement to the contrary, but subject to Section 2 of this Agreement below, from and after the Effective Date until December 31, 2021, Vertex will fund the working capital requirements of the Company from time to time in an aggregate amount not to exceed $1,000,000.00.

2.	Advances; Characterization.

All advances shall initially be characterized as debt. For so long as the Class B Holder continues to hold a membership interest in the Company, however, following December 31, 2021, and notwithstanding any other provision of the Operating Agreement or this Agreement to the contrary, the Class B Holder, at its sole option and election, may recharacterize all or any portion of the Advances as equity. To the extent that all or any portion of the Advances remain debt, they shall be repayable over a term of not less than three years in equal quarterly installments on the first day of each calendar quarter with interest at the rate then charged by the Company’s primary lender or, if none, then the rate charged by [insert bank] to its most credit worthy customers for loans of similar duration and security. To the extent the Class B Holder recharacterizes all or any portion of the Advances as equity, the portion so characterized shall be converted to Class A Units issued by the Company at $1,000 per unit.

3.	Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (email) or downloaded from a website or data room (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

4.	Ratification.

Except as expressly modified by this Agreement, the Parties hereby confirm, ratify and agree that the RRLA remains in full force and effect.

[Remainder of page left intentionally blank. Signature page follows.]

“MEMBERS”:

“TENSILE”

TENSILE-MYRTLE GROVE ACQUISITION INC.

By:	/s/ Doug Dossey
Doug Dossey Authorized Signatory

“VERTEX”

VERTEX ENERGY OPERATING, LLC

By:	/s/ Benjamin P. Cowart
Benjamin P. Cowart, President/CEO